LETTER OF RESIGNATION

May 25, 2012

Wound Management Technologies, Inc.
Attn: Board of Directors
777 Main Street, Suite 3100
Fort Worth, Texas 76102

Gentlemen:

Effective immediately as of the date hereof, I hereby resign from all offices, directorships, and positions of employment I hold in Wound Management Technologies, Inc. (the "Company"), including, without limitation, my positions as the Company's Chief Financial Officer, and as a member of the Company's Board of Directors.

Sincerely,

Scott A. Haire

8183393v.1